Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--September 18, 2014--Golden Enterprises, Inc.’s Board of Directors today declared a quarterly dividend of $.03125 per share payable October 29, 2014 to stockholders of record as of October 6, 2014.

Golden Enterprises, Inc. saw a 3% decrease in Net sales from the first quarter of 2014 to the first quarter of 2015. Net sales for the first quarter were $34,125,036 compared to $35,141,838. Selling general and administrative costs decreased $228,099 during the first quarter which reflected the impact of the restructuring which occurred in 2014 fiscal year. The Company completed the sale of extra property in Decatur, Georgia for a gain of $229,044 in the first quarter 2015.

Net income per share for the quarter ended August 29, 2014 was $767,226 or $.07 compared to $771,528 or $.07 last year for the same time period.

The following is a summary of net sales and income information for the thirteen weeks ended

August 29, 2014 and August 30, 2013:

	THIRTEEN WEEKS ENDED
	August 29,	August 30,
	2014	2013
Net sales	$34,125,036	$35,141,838

Income before income taxes	$1,217,785	$1,379,049
Income taxes	450,559	607,521

Net income	$767,226	$771,528

Basic earnings per share	$.07	$.07

Basic weighted shares outstanding	11,732,632	11,732,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132